Exhibit 99.2

FOR IMMEDIATE RELEASE

TechTarget Announces Pricing of Offering of Convertible Senior Notes

Newton, MA — December 9, 2021 — TechTarget, Inc. (“TechTarget”) (Nasdaq: TTGT) today announced that it has priced its previously announced private offering of $360 million aggregate principal amount of its convertible senior notes due 2026 (the “notes”). The notes will be sold to persons reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, TechTarget has granted the initial purchasers of the notes a 13-day option to purchase up to an additional $54 million aggregate principal amount of notes on the same terms and conditions. The sale of the notes is expected to close on December 13, 2021, subject to customary closing conditions.

The notes will be senior unsecured obligations of TechTarget and will mature on December 15, 2026, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date. The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes will be convertible at the option of the holders prior to September 15, 2026 only during certain periods upon the occurrence of certain events and will be convertible thereafter at any time until the close of business on the second scheduled trading day immediately preceding the maturity date, in either case, into cash, shares of TechTarget’s common stock or a combination of cash and shares of TechTarget’s common stock, at TechTarget’s option. The conversion rate will initially be 7.6043 shares of TechTarget’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $131.50 per share of TechTarget’s common stock, subject to adjustments in certain events. The initial conversion price represents a premium of approximately 37.5% to the $95.64 per share closing price of TechTarget’s common stock on December 8, 2021.

In addition, the notes will be redeemable, in whole or in part, for cash at TechTarget’s option at any time, and from time to time, on or after December 20, 2024, but only if the last reported sale price per share of TechTarget’s common stock exceeds 130% of the conversion price for a specified period of time. If TechTarget undergoes a “fundamental change” (as defined in the indenture governing the notes), holders of the notes may require TechTarget to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the repurchase date. In addition, upon certain corporate events or upon redemption, TechTarget will, under certain circumstances, increase the conversion rate for holders who convert notes in connection with such a corporate event or redemption.

TechTarget expects the net proceeds from the offering to be approximately $350.6 million (or approximately $403.3 million if the initial purchasers exercise their option to purchase additional notes in full) after payment of the initial purchasers’ discounts and estimated offering expenses payable by TechTarget.

TechTarget intends to use a portion of the net proceeds from the offering to fund the cash consideration payable in respect of the repurchases or exchanges of TechTarget’s 0.125% convertible senior notes due 2025 (the “existing notes”) as described below.

TechTarget intends to use the remaining proceeds from the offering for general corporate purposes, which may include, without limitation and in TechTarget’s sole discretion, working capital, capital expenditures, investments in or loans to TechTarget’s subsidiaries, repayment or further repurchases of outstanding indebtedness, common stock repurchases, funding potential future acquisitions and investments and satisfaction of other obligations. Completion of the offering is not contingent upon the closing of any repurchase or exchange of the existing notes and there can be no assurance that such repurchases or exchanges will be consummated.

Contemporaneously with the pricing of the notes, TechTarget entered into individually negotiated private transactions with certain holders of the existing notes to repurchase or exchange approximately $149.9 million aggregate principal amount of its existing notes for an aggregate consideration consisting of approximately $147.1 million in cash, which includes accrued interest, and approximately 0.8 million shares of TechTarget’s common stock. TechTarget also expects that certain holders of the existing notes that are selling or exchanging, as the case may be, their existing notes, may have hedged their equity price risk with respect to such existing notes (the “hedged holders”) and will have, concurrently with the pricing of the notes, unwound all or a part of their hedge positions by buying TechTarget’s common stock and/or entered into or unwound various derivative transactions with respect to TechTarget’s common stock or will do so shortly after the pricing of the notes. The amount of TechTarget’s common stock purchased or to be purchased by the hedged holders may have been or may be substantial in relation to the historic average daily trading volume of TechTarget’s common stock. This activity by the hedged holders may have increased or could increase (or reduce the size of any decrease in) the market price of TechTarget’s common stock and the initial conversion price of the notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities or any other securities (including the shares of TechTarget’s common stock, if any, issuable upon conversion of the notes, the existing notes or the shares of TechTarget’s common stock issuable in exchange for the existing notes) and shall not constitute an offer, solicitation or sale of these or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer of notes was and will be made only by means of a private offering memorandum. The notes, any common stock issuable upon conversion of the notes, the existing notes and the common stock issuable upon exchange of the existing notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and other applicable securities laws.

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The release contains information about future expectations, plans and prospects of TechTarget’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to TechTarget’s expectations to complete the offering of the notes and its use of proceeds from the offering, including the consummation of any repurchases or exchanges of the existing notes. There can be no assurance that TechTarget will be able to complete either the notes offering or the repurchases or exchanges of the existing notes on the anticipated terms, or at all. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the terms of the notes and the offering, risks and uncertainties related to whether or not TechTarget will consummate the offering, the terms of the repurchases or exchanges of the existing notes, risks and uncertainties related to the consummation of the repurchases or exchanges of the existing notes, the impact of general economic, industry, market or political conditions and other factors that are discussed in TechTarget’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent TechTarget’s expectations and beliefs as of the date of this press release. TechTarget anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while TechTarget may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing TechTarget’s expectations or beliefs as of any date subsequent to the date of this press release.

About TechTarget

TechTarget is the global leader in purchase intent-driven marketing and sales services that deliver business impact for enterprise technology companies. By creating abundant, high-quality editorial content across more than 150 highly targeted technology-specific websites and 1,125 channels, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

TechTarget has offices in Boston, London, Munich, New York, Paris, San Francisco, Singapore and Sydney.

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Media Inquiries Garrett Mann Senior Director of Corporate Communications TechTarget, Inc. 617-431-9371 gmann@techtarget.com	Investor Inquiries Daniel T. Noreck Chief Financial Officer TechTarget, Inc. 617-431-9449 dnoreck@techtarget.com